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                                  EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT made this 11th day of July, 2003, between VMF Capital, L.L.C., an Iowa limited liability company, with its principal offices at 118 3rd Avenue SE, Suite 700, Cedar Rapids, Iowa 52401, ("VMF"), and Scott D. Eltjes ("EMPLOYEE"); WITNESSETH:

      WHEREAS, EMPLOYEE possesses valuable skills in the investment advisory services business which VMF wishes to retain; and

      WHEREAS, VMF has, over a substantial period of time and at considerable expense, developed valuable expertise in the investment advisory services business and has developed commercially valuable patronage and goodwill with many clients, and has made EMPLOYEE privy to confidential information and to permit EMPLOYEE to deal with its clients, in reliance upon EMPLOYEE's recognition and acknowledgment that its confidential information is unique, of significant value to and remains the property of VMF; and

      WHEREAS, it is the intent of VMF to protect and preserve the confidentiality of its methods and operations and without EMPLOYEE agreeing to the terms of this Agreement, VMF would not enter into this Agreement; and

      WHEREAS, EMPLOYEE is a member of high level management of VMF and the responsibilities of EMPLOYEE's position include close contact with clients of VMF, and access to extremely confidential information available only to a few persons within VMF, and VMF has expended time, energy and effort to provide training and confidential information to EMPLOYEE for the purpose of assisting EMPLOYEE to more effectively represent VMF, which confidential information specifically includes client contact information and information that has and will continue to assist EMPLOYEE in the development of client relationships for the benefit of VMF and which could easily be used in competition with and to the substantial detriment of the legitimate business interests of VMF.

      Therefore, in consideration of EMPLOYEE's employment pursuant to this Agreement, and for other good and valuable consideration provided or to be provided to EMPLOYEE, it is agreed as follows:

      SECTION 1. TERM. VMF agrees to employ EMPLOYEE, and EMPLOYEE agrees to be employed and perform the duties referred to in paragraph 2 below for a term from July 11, 2003 through September 30, 2008 (the "Initial Term") or until such time as EMPLOYEE's employment is terminated by VMF or EMPLOYEE voluntarily terminates employment hereunder. At the end of the Initial Term and any Renewal Term, this Agreement shall automatically renew for additional one (1) year terms (each a "Renewal Term"), unless VMF gives EMPLOYEE notice of nonrenewal no less than sixty (60) days prior to the end of the Initial Term or any succeeding Renewal Term.

      SECTION 2. DUTIES. EMPLOYEE shall be responsible for providing such services as shall be mutually agreed upon by VMF and EMPLOYEE. All such services shall be performed to the best of EMPLOYEE's ability on a full time basis (at least forty (40) hours per week), normal vacation time excluded, all as provided for in a manner consistent with VMF's current employment practices. EMPLOYEE shall not engage in outside business activities, except as may be authorized from time to time by VMF. Nothing in this Section 2 shall preclude Employee from investments in other enterprises as long as the time spent thereon by EMPLOYEE is substantially outside normal business hours and does not interfere with EMPLOYEE's duties under this Agreement.

      SECTION 3. COMPENSATION. As Compensation for the performance of the Services rendered by EMPLOYEE pursuant to this Agreement, VMF shall pay EMPLOYEE a base Salary of One Hundred Fifty Thousand Dollars ($150,000.00) for each year of the Initial Term, at such times and in such increments as shall be consistent with VMF's normal and customary payroll practices. Employee's Salary for each Renewal Term shall be determined by mutual agreement of VMF and EMPLOYEE. All Salary paid hereunder shall be subject to all applicable federal and state payroll and withholding taxes.

      Upon the termination of EMPLOYEE's employment hereunder the following payments shall be made:

      a. If such termination is due to Employee's death or disability, EMPLOYEE (or EMPLOYEE's estate in the event of EMPLOYEE's death), shall be entitled to payment of all Salary accrued but unpaid as of the date of EMPLOYEE's death or the last day EMPLOYEE provides services to VMF. For purposes hereof, "disability" shall mean EMPLOYEE's inability, due to a mental or physical condition, to perform the usual and customary duties of his employment with VMF pursuant to this Agreement, as determined by a licensed physician selected by VMF, whose determination shall be final and binding on VMF and EMPLOYEE.

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      b.    If EMPLOYEE voluntarily terminates employment with VMF for any reason, EMPLOYEE shall be entitled to payment of all Salary accrued but unpaid as of the last day EMPLOYEE provides services to VMF.

      c. If EMPLOYEE's employment is terminated for "cause" (as hereinafter defined), EMPLOYEE shall only be paid Salary accrued as of the date of such termination, and all other Salary shall be forfeited.

      d. If EMPLOYEE's employment is terminated by VMF for any reason other than "cause", the Salary payable to EMPLOYEE shall be the base salary of EMPLOYEE pursuant to Section 3 for the balance of the remaining term of this Agreement.

      e. If EMPLOYEE's employment is terminated (whether by action of VMF or voluntarily by EMPLOYEE) following a "change of control" (as hereinafter defined), EMPLOYEE shall be paid all Salary accrued as of the date of such termination, and all of the EMPLOYEE's Salary for the remaining term of this Agreement.

      For purposes of this Agreement, the term "cause" shall mean gross misconduct, including moral turpitude damaging to VMF's reputation, serious violation of law or regulations, or breach of fiduciary duty owed to VMF, and the term "change of control" shall mean a transaction or series of transactions in which fifty percent (50%) or more of the voting interests of the entity which is ultimate owner of VMF is acquired by or for a person or business entity.

      In all events, EMPLOYEE shall be entitled to COBRA benefits in accordance with applicable federal and state law, and shall be paid for any unused vacation or sick pay in accordance with applicable federal and state law. Further, EMPLOYEE shall be entitled to purchase any life insurance policies which VMF owns and which insure the life of the EMPLOYEE for an amount equal to the cash surrender value of such policy(ies).

      SECTION 4. BENEFITS. EMPLOYEE shall be entitled each year to those employment-related benefits provided to EMPLOYEE prior to the date hereof, including, without limitation, health and dental insurance, group term life insurance, group disability insurance, qualified retirement plan contributions, automobile allowance, vacation, and sick pay. EMPLOYEE shall also be included in any equity-based (e.g., incentive stock options, nonqualified stock options, phantom stock plans, stock bonus plans, etc.) compensation arrangements established by VMF at any time during the Initial Term or any Renewal Term of this Employment Agreement. Notwithstanding the foregoing, in the event of the assignment of this Agreement pursuant to Section 13, EMPLOYEE shall receive only those employment-related benefits which are provided to key management employees of the assignee and the Affiliates of the assignee. "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

      SECTION 5. CONFIDENTIAL INFORMATION. During and after EMPLOYEE's employment with VMF, neither EMPLOYEE nor anyone acting on EMPLOYEE's behalf, will directly or indirectly use or disclose to any person, firm, corporation or other entity any "Confidential Information" (defined to include trade secrets or confidential information belonging to VMF or any information belonging to it that has not already been made publicly available by VMF) to which EMPLOYEE has access or learned from VMF or any of its employees, unless VMF specifically instructs or authorizes EMPLOYEE in writing to do so. Such Confidential Information shall include but not be limited to marketing practices, sales methods, promotional and advertising plans and programs; trade secrets developed and employed, research and development and other test data; identity of and agreements or arrangements with clients; sales, cost, profit and other financial data; and computer application and operational software, hardware and business systems design, controls and procedures.

      All ideas, processes, designs, discoveries, inventions, computer programs, improvements, concepts, written material, and related know-how, whether or not patentable or entitled to trademark, copyright or other protection, which EMPLOYEE conceives, produces or makes alone or jointly with others during EMPLOYEE's employment by VMF, or at any time thereafter if EMPLOYEE use Confidential Information, and which in any way relate to the business or activities of VMF, whether or not made or conceived of during EMPLOYEE's hours of employment or with the use of VMF's facilities, materials or personnel, are and shall be the sole and exclusive property of VMF, and EMPLOYEE will promptly and fully disclose such matters to VMF. EMPLOYEE will make adequate written records of such matters, which, also, shall remain the property of VMF.

      During and after EMPLOYEE's employment at VMF, EMPLOYEE will not remove or cause to be removed from its premises, for purposes other than work EMPLOYEE performs for VMF, any VMF materials or property, including documents or materials created, discovered or developed by EMPLOYEE and belonging to VMF, unless VMF instructs or authorizes EMPLOYEE in writing to do so.

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      Upon termination of EMPLOYEE's employment at VMF, for whatever reason and regardless of circumstances, EMPLOYEE will immediately return and surrender to VMF all documents, notebooks, records, and copies of such things, as well as any and all other property which belongs to VMF, its subsidiaries or Affiliates, including but not limited to such property containing, setting forth, or referring to Confidential Information or inventions. EMPLOYEE also agrees not to make or retain any copy of such materials.

      SECTION 6. COVENANT NOT TO COMPETE. Until the first anniversary of the termination of EMPLOYEE's employment with VMF, EMPLOYEE will not, without prior written consent of VMF, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant, independent contractor or otherwise with, or have any financial interest or other pecuniary interest in any other corporation, partnership, limited liability company or other business association, organization or entity or person of any kind whatsoever (a "Competing Business") that competes or plans to compete with VMF or its Affiliates in any line of business engaged in by VMF or any of its Affiliates within the United States. Notwithstanding the foregoing, ownership, for passive personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

      While employed by VMF or any of its Affiliates and until the first anniversary of the termination of EMPLOYEE's employment with VMF, EMPLOYEE will not, directly or indirectly, on behalf of EMPLOYEE or any other person (including a Competing Business), solicit for employment or employ any person who was employed by or had a marketing relationship with VMF or its Affiliates within one year prior to EMPLOYEE's termination of employment.

      While employed by VMF or any of its Affiliates and until the first anniversary of the termination of EMPLOYEE's employment, EMPLOYEE will not, directly or indirectly, on behalf of EMPLOYEE or any other person (including a Competing Business), solicit or otherwise seek to enter into an Investment Advisory Agreement, brokerage agreement or similar arrangement with any person who is, or at any time within one year prior to the EMPLOYEE's termination of employment has been a client or actively solicited prospective client of VMF or its Affiliates.

      SECTION 7. INJUNCTIVE RELIEF. EMPLOYEE acknowledges that a breach of any of the provisions of this Agreement may result in continuing and irreparable damages to VMF for which there may be no adequate remedy at law and that VMF, in addition to all other relief available, shall be entitled to the issuance of injunctive relief restraining EMPLOYEE from committing or continuing any breach of this Agreement. In the event of breach of the provisions of paragraphs 5 or 6, the period will commence anew from the date of last breach.

      SECTION 8. SEVERABILITY. If any provision of this Agreement shall be determined by a court having jurisdiction to be invalid, illegal, enforceable or overbroad, the remainder of the agreement or provision shall be deemed to be fully enforceable and the court shall specifically have authority to tailor or narrow any such overbroad term so as to render it and the remainder of the agreement enforceable.

      SECTION 9. ATTORNEY FEES. If legal proceedings are brought to enforce, interpret or for damages for failure to abide by this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, including appellate attorney fees, to be charged as part of the court costs in such proceedings, and to be paid by the losing party.

      SECTION 10. EXPENSES. EMPLOYEE shall also be entitled to prompt reimbursement for all reasonable expenses necessarily incurred by him in the performance of EMPLOYEE's duties upon the presentation of a voucher indicating the amount paid and the business purposes.

      SECTION 11. INDEMNITY. VMF shall indemnify EMPLOYEE and hold EMPLOYEE harmless for all acts or decisions made by EMPLOYEE in good faith while performing services for VMF, and shall pay all expenses, including attorney fees, actually and necessarily incurred by EMPLOYEE in connection with the defense of any lawsuit or proceeding, and in connection with any related appeal, including the costs of court settlements.

      SECTION 12. CHOICE OF LAW AND VENUE. This Agreement shall be construed according to the laws of the State of Iowa.

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      SECTION 13. SUCCESSORS AND ASSIGNS. This agreement shall inure to the benefit of, and be binding upon (a) VMF, its successors and assigns, including without limitation, any corporation or other entity (and Affiliates of such corporation or other entity) which may acquire all or substantially all of VMF's assets and business or into which VMF may be consolidated or merged and which assumes the obligations of VMF hereunder, and (b) EMPLOYEE, EMPLOYEE's heirs, executors administrators and legal representatives. EMPLOYEE may assign EMPLOYEE's right to payment hereunder, but not the EMPLOYEE's obligations under this Agreement.

      SECTION 14. NOTICES. Any notice required or desired to be given pursuant to this Agreement shall be in writing and given either in person with the recipient signing and dating an acceptance or by mailing by certified mail, return receipt requested, to the parties at the following addresses:

      VMF:              VMF Capital,L.L.C.
                        118 Third Avenue SE,Suite 700
                        Cedar Rapids, Iowa 52401

      EMPLOYEE:         Scott D. Eltjes,CFA,FLMI
                        VMF Capital, L.L.C.
                        1370 NW 114th St.SE
                        Suite 202
                        Clive,IA 50325

or the then current address of either party according to the records of VMF.

      SECTION 15. ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements and understandings, either oral or written, between the parties relative to EMPLOYEE providing Transition Services to VMF. This Agreement cannot be modified or changed by any oral or verbal promises by whomsoever made; nor shall any written modification of it be binding on VMF until such written modification shall have been approved in writing by the Board of Directors of VMF.

      IN WITNESS WHEREOF, VMF and EMPLOYEE have entered into this Agreement on the date set forth above.

                            /s/ Scott D. Eltjes
                            -------------------------
                            Scott D. Eltjes, EMPLOYEE

                            VMF CAPITAL, L.L.C.

                            /s/ Donald Flynn
                            -----------------
                            President

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